NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 20, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 06, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Goldman Sachs ETF Trust's Goldman Sachs Data-Driven World ETF and Goldman Sachs ETF Trust's Goldman Sachs Innovate Equity ETF became effective after the close on November 6, 2020. Shares of Goldman Sachs ETF Trust's Goldman Sachs Data-Driven World ETF were converted into shares equal in aggregate net asset value at the time of the exchange to the aggregate net asset value of shares of Goldman Sachs ETF Trust's Goldman Sachs Innovate Equity ETF. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 09, 2020.